Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of IHS Markit Ltd. for the registration of common shares, preference shares, depositary shares, debt securities, warrants, purchase contracts, and units and to the incorporation by reference therein of our reports dated January 22, 2018, with respect to the consolidated financial statements of IHS Markit Ltd., and the effectiveness of internal control over financial reporting of IHS Markit Ltd., included in its Annual Report (Form 10-K) for the year ended November 30, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Denver, CO
April 13, 2018